EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Crest Radius Inc.

We hereby consent to the incorporation of our report dated January 08, 2018 relating to our audit of the balance sheets of Crest Radius Inc. as of September 30, 2017, the related statements of operations, stockholder's equity, and cash flows for the period from April 03, 2017 to September 30, 2017 by reference to the Registration Statement on Form S-1/A of Crest Radius Inc. We also consent to the reference to our Firm under the caption “Experts” in such S-1/A.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: February 27, 2018